Exhibit 99.1(b)
                                                                 ---------------

                INSTRUCTIONS FOR USE OF FIDELITY FEDERAL BANCORP
                          SHAREHOLDER RIGHTS AGREEMENT

                   CONSULT THE COMPANY OR YOUR BANK OR BROKER
                               AS TO ANY QUESTIONS

         The following instructions relate to a rights offering (the "Rights Offering") by Fidelity Federal Bancorp (the "Company"), to the holders of its common stock (the "Common Stock"), as described in the Company's prospectus dated __________, 2004 (the "Prospectus"). Holders of record of shares of the Common Stock at the close of business on March 1, 2004 (the "Record Date") are receiving one (1) subscription right, rounded down to the nearest whole number, for every _____ shares of the Common Stock held by them on the Record Date (the "Basic Subscription Right"). Each Basic Subscription Right is exercisable, upon payment of $_____ in cash (the "Basic Subscription Price"), to purchase one share of the common stock of the Company.

         In addition, subject to availability and proration, and the limitations described in the Prospectus, each rights holder who fully exercises the Basic Subscription Right as to shares of common stock may also subscribe at the Basic Subscription Price, as the case may be, for additional shares of common stock of the Company (the "Over-Subscription Privilege"). Only the shares not subscribed for through the exercise of the Basic Subscription Right by the Expiration Date, as defined below, will be available for purchase pursuant to the Over-Subscription Privilege.

         Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Basic Subscription Rights (the "Rights") to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date; provided such nominee holder makes a proper showing to the Company, as determined in the Company's sole and absolute discretion.

         The Rights will expire at 5:00 p.m., Central time, on __________, _____ (the "Expiration Date").

         You should calculate the number of Rights to which you are entitled in the manner set forth on the face of your Shareholder Rights Agreement. You should indicate your elections with regard to the exercise of your Rights by completing the appropriate form or forms on your Shareholder Rights Agreement and returning it to the Company in the envelope provided. Your Shareholder Rights Agreement must be received by the Company, including final clearance of any checks on or before 5:00 p.m., Central time, on __________, _____. You may not revoke any exercise of your Rights.

1.       Subscription Privilege.
         ----------------------

         To exercise Rights, complete the Shareholder Rights Agreement and deliver your properly completed and executed Shareholder Rights Agreement, together with payments in full to the Company of both the Basic Subscription Price for each share of common stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege (collectively, the "Total Subscription Price") to the Company.

         Payment of the Total Subscription Price must be made in U.S. dollars for the full number of Shares being subscribed for by (a) check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of Fidelity Federal Bancorp, or (b) wire transfer of same day funds to the account maintained by the Company for such purpose at the


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Federal Home Loan Bank of Indianapolis, ABA# 074 001 019 further credit United
Fidelity Bank, fsb (marked: Fidelity Federal Bancorp - Rights Offering).

         The Subscription Price will be deemed to have been received by the Company only upon (i) the clearance of any uncertified check, (ii) the receipt by the Company of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, (iii) receipt by the Company of any funds transferred by wire transfer, or (iv) receipt of funds by the Company through an alternative payment method approved by the Company.

         If paying by uncertified personal check, please note that the funds paid thereby may take five business days or more to clear. Accordingly, Rights holders who wish to pay the Total Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. Banks, brokers, trusts, depositories or other nominee holders of the Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Company on a Nominee Holder Certification Form, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised, and the number of Shares that are being subscribed for pursuant to the over-subscription privileges by each beneficial owner of Rights on whose behalf such nominee holder is acting.

The address and facsimile numbers of the Company are as follows:

                  Fidelity Federal Bancorp
                  18 NW Fourth Street
                  PO Box 1347
                  Evansville, Indiana 47706-1347
                  Attention: Mark A. Isaac, Vice President
                  Telephone: (812) 424-0921
                  Facsimile: (812) 421-2931

         Delivery of the Shareholders Rights Agreement to an address other than as set forth above or transmission via a facsimile machine other than as set forth above does not constitute a valid delivery.

         The telephone numbers of the Company, for inquiries, information or requests for additional documentation are as follows:

                  Fidelity Federal Bancorp
                  Attention: Mark A. Isaac, Vice President
                  18 NW Fourth Street, PO Box 1347
                  Evansville, Indiana 47706-1347
                  Telephone:        (812) 424-0921

         If you do not specify the number of subscription rights and over-subscription privileges being exercised, or if your payment is not sufficient to pay the total purchase price for all of the Shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights and over-subscription privileges that could be exercised for the amount of the payment that we received from you. If your payment exceeds the total purchase price for all of the subscription rights shown on this shareholder rights agreement, your payment will be applied, until depleted, to subscribe for Shares in the following order:


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         (1)      to subscribe for the shares of the common stock of the
                  Company, if any, that you indicated on the shareholder rights agreement that you wished to purchase through your basic subscription right, until your basic subscription right has been fully exercised; and

         (2) to subscribe for additional shares of the commons stock of the Company pursuant to the over-subscription privilege, subject to any applicable limitation.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

2.       Conditions to Completion of the Rights Offering.
         -----------------------------------------------

         There are no conditions to the completion of the Rights Offering. However, the board of directors of the Company may withdraw the Rights Offering in its sole discretion at any time prior to or on __________, 2004 for any reason (including, without limitation, a change in the market price of the Company's common stock). If the board of directors of the Company withdraws the Rights Offering, any funds you paid will be promptly refunded, without interest or penalty.

3.       Delivery of Shares.
         ------------------

         The following deliveries and payments will be made to the address shown on the face of your Shareholders Rights Agreement unless you provide instructions to the contrary on the Shareholders Rights Agreement.

         (a) Basic Subscription Right. As soon as practicable after the valid exercise of the Rights, the Company will mail to each exercising Rights holder certificates representing shares purchased pursuant to the Basic Subscription Right.

         (b) Cash Payments. As soon as practicable after the Expiration Date, the Company will mail to each Rights holder who exercises the over-subscription privilege with respect to shares any excess funds, without interest or deduction, received in payment of the Subscription Price for each share that was subscribed for by, but not allocated to, such Rights holder pursuant to the relevant over-subscription privilege.

4.       Execution.
         ---------

         (a) Execution by Registered Holder(s). The signature on the Shareholder Rights Agreement must correspond with the name of the registered holder exactly as it appears on the Shareholders Rights Agreement without any alteration or change whatsoever. If the Shareholder Rights Agreement is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Shareholder Rights Agreement in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Company satisfactory evidence of their authority to so act.

         (b) Execution by Person Other than Registered Holder. If the Shareholder Rights Agreement is executed by a person other than the holder named on the face of the Shareholder Rights Agreement, proper evidence of authority of the person executing the Shareholder Rights Agreement must accompany the same unless, for good cause, the Company dispenses with proof of authority.


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         (c)      Signature Guarantees. Your signature must be guaranteed by an
                  Eligible Institution if you wish to specify special delivery instructions pursuant to the Shareholder Rights Agreement.

5.       Method of Delivery.
         ------------------

         The method of delivery of Shareholder Rights Agreements and payment of the Subscription Price to the Company will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Company and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Date.

6.       Substitute Form W-9.
         -------------------

         Each Rights holder who elects to exercise Rights through the Company should provide the Company with a correct Taxpayer Identification Number ("TIN") and, where applicable, certification of such Rights holder's exemption from backup withholding on Substitute Form W-9. Each foreign Rights holder who elects to exercise the Rights through the Company should provide the Company with certification of foreign status on Form W-8. Copies of Form W-8 and additional copies of Substitute Form W-9 may be obtained upon request from the Company at the address, or by calling the telephone number indicated above. Failure to provide the information on the form may subject such holder to 31% federal income tax withholding with respect to interest and dividends that may be paid by the Company on shares purchased upon the exercise of Rights (for those holders exercising Rights).